EXHIBIT 99.1
Press release dated December 5, 2007
GeoGlobal Exploration Drilling Update

CALGARY, Alberta, Canada, December 5, 2007 – GeoGlobal Resources Inc. (AMEX: GGR) reports the current status of its exploration drilling activities on their exploration blocks in India.

The highlights of these activities, some of which have been previously reported and some of which are more fully described below include:

•	The completion of successful tests on the KG#28 well

•	KG#31 well spud with the Atwood Beacon rig on September 20th

•	GSPC contracts four onland drilling rigs

•	Drilling continues in Tarapur

•	Hydrocarbon discovery declared in Mehsana CB-3A well

•	Approval of Phase I extension in Sanand/Miroli block

The ventures in which GeoGlobal is a participant have actively explored a number of the key targets in the exploration blocks in which it is a participant. Below is a table summarizing wells drilled or currently drilling from commencement of drilling operations to date:

BLOCK AND WELL DESCRIPTION	TOTAL
KG Offshore (KG1, 8, 11, 15, 16, 17, 22, 28, 30 & 31)	10
KG Onshore	0
Tarapur (Tarapur 1, 4, 5, 6, 7, D, E, F, P, G &TS-1, 4, 5, 7 & TO-1 & TD-2,3)	17
Mehsana (CB-1, 2, 3 & 3A)	4
Sanand/Miroli (M-1, 2, 4 & SE-2, 3, 4)	6
Ankleshwar	0
Total number of wells	37

The foregoing table includes all wells drilled on the exploration blocks in which we hold an interest, including wells abandoned and where drilling operations may have been suspended.  The following description summarizes these drilling activities on these exploration blocks.

KG BLOCKS

KG Offshore Block
Saipem Perro Negro 3 Rig
GSPC currently has contracted with Saipem SPA, part of ENI, Italy, for the Saipem Perro Negro 3 jack-up drilling rig (“PN#3”) to drill 10 wells, with an option of extending the contract for 2 additional wells.  As of December 3, 2007, the PN#3 has drilled five exploratory wells and one appraisal well.  Two wells have been abandoned.  The remaining four wells, the KG#8 drilled in 2005, and the KG#17 and KG#15 drilled in 2006, along with the KG#28 appraisal well drilled in 2007, all drilled from the KG#8 well platform, have been completed and tested and are suspended.

Testing of the KG#28 appraisal well has been completed with the completion of 3 drill stem tests (“DST’s”).   In our September 24, 2007 press release, we announced the successful outcome of the results of DST#1.  On October 8, 2007 after isolating DST-1, GSPC perforated DST-2 which involved 54.0 meters of perforations across the interval depth from 4,951.0 to 5,005.0 meters MD.  DST-2 flowed through a 20/64 inch choke at a stabilized gas rate of 5.5 MMSCFD at 2,750 psi FWHP.

On October 29, 2007 after isolating DST-2, GSPC perforated DST-3 resulting in 74.0 net meters of perforations over the interval depth of 4,556 to 4,759 meters MD.   During testing the well flowed through a 20/64 inch choke at a stabilized gas rate of 6.5 MMSCFD at 3,250 psi FWHP.

As at December 3, 2007 Saipem SPA is currently moving the PN#3 from the KG#8 platform in order to perform regulatory inspections on the rig.  Various drilling locations are currently being evaluated and future drilling with the PN#3 will commence upon completion of these inspections.
Atwood Beacon Rig
As previously announced, GSPC has also entered into a 25 month contract for the Atwood Beacon jack-up drilling rig to drill additional exploration wells on the KG Offshore Block.  On January 3, 2007, the Atwood Beacon rig commenced drilling its first well, the KG#16 exploratory well, which was drilled to a total depth (“TD”) of 5,372 meters MD.

On September 24, 2007, GSPC informed the Government of India that the discovery of hydrocarbons in the KG#16 well is of potential commercial interest and merits further appraisal, however, for technical reasons, the KG#16 well has been presently abandoned with the possibility of attempting to reenter the well at a later date.

The Atwood Beacon Rig spud the KG#31 well on September 20, 2007.  The KG#31 well, situated in shallow waters of approximately 62.5 meters in depth and approximately 3 kilometers north of the KG#8 platform, was drilled directionally 900 meters west of the present surface location to a depth of 3,892 meters TVD (4,058 meters MD).  Based upon the log results, GSPC elected to go uphole and set a bridge plug at approximately 2,217 meters MD and whip stock and continue drilling directionally in a more horizontal direction, 2,200 meters south-west of the present surface location to an approximate TVD of 4,750 meters.  As at December 3, 2007 the KG#31 well has been drilled to a depth of 3,760 meters TVD (3,950 meters MD).

Deep Driller 1 Rig
On May 8, 2007, GSPC commenced drilling the KG#30 exploratory well with the Deep Driller 1 jack-up drilling  rig (“DD#1”) which was drilled vertically to a TVD of 3,951 meters.  The KG#30 well was situated approximately 15.5 kilometers northeast of the KG#11 well and was the first exploratory well to test the deepest part of the northern graben in the KG Offshore Block.  On August 13, 2007, GSPC abandoned the KG#30 well as the testing results did not reveal sufficient hydrocarbons at this location.

The DD#1 Rig was thereafter moved to a location approximately 7.5 kilometers northeast of the KG#8 platform in shallow waters of approximately 91 meters in depth, where, on August 27, 2007, GSPC commenced the drilling of the KG#22 well.  The KG#22 well is intended to be drilled directionally to a TVD of approximately 5,078 meters (approximately 5,974 meters MD) deviating approximately 2,900 meters southeast of the KG#22 well surface location.  As at December 3, 2007, this well has been drilled to a depth of approximately 4,100 meters TVD (4,750 meters MD).

Essar Wildcat Rig
The Essar Wildcat is a self propelled semi-submersible drilling rig suitable for deployment in water depths of 400 meters and has a drilling depth capacity of 7,600 meters.  The Essar Wildcat is currently undergoing upgrading and maintenance, which as at December 3, 2007 is not expected to be completed until the end of December 2007.  GSPC intends to commence the drilling of the KG#19 well as soon as these operations are completed.  It's initial well, KG#19, is intended to be situated in deeper waters of approximately 150 meters and is intended to be drilled vertically to an approximate TVD of 5,000 meters to test the most prospective zones below the Lower Cretaceous unconformity 11 kilometers northeast of the KG#8 platform.

Carried Interest Dispute
GeoGlobal and GSPC are continuing to seek to resolve the previously announced dispute between them relating to GSPC's claim under the terms of the Carried Interest Agreement between the parties.  As at December 3, 2007, no definitive settlement agreement has been entered into.

The KG Onshore Block
On March 24, 2007, Oil India Limited ("OIL"), as operator for the KG Onshore Block applied for the Production Exploration License ("PEL") from the State of Andhra Pradesh.  As previously disclosed, on September 14, 2007, OIL notified DGH that it has amended its PEL application into two parts.  One covers the non-forest area of approximately 337 sq. km. while the second covers the remainder of the exploration block which is in an environmentally sensitive forested area.  OIL has done this in an attempt to expedite the granting of the PEL over the non-forest area in order to commence the planned 2-D seismic program.  OIL's efforts in this regard are ongoing.

Once the PEL is issued from the State of Andhra Pradesh, OIL intends to commence a 2D seismic acquisition program to be immediately followed by the drilling of the first of 12 exploration wells.
CAMBAY BLOCKS

GSPC has contracted four onland drilling rigs for two years commencing January 2008.  Two rigs from John Energy Ltd. of Ahmedabad, India will be 1,000 and 1,500 horsepower and two rigs from Dewanchand Ramsaran Industries (P) Ltd. of Mumbai, India will be 1,000 and 2,000 horsepower.  These rigs will be utilized to drill wells on the Tarapur, Sanand/Miroli and Ankleshwar Blocks over the next two years.

Tarapur Block
Through December 3, 2007, GSPC, as operator has drilled or is drilling seventeen wells on this block.  Of these seventeen wells, six wells (Tarapur 1, 4, 5, 6, P & G) have been drilled and tested and are currently suspended awaiting a possible future development program; three wells (TO-1 & TD-2 & 3) are drilling; four wells (TS-1, 4, 5 & 7) are currently being tested, waiting to be tested or awaiting a higher capacity rig to deepen and test; and four wells (Tarapur D, E, F & 7) have been abandoned.

GSPC commenced drilling the Tarapur 6 appraisal well on April 28, 2007 to delineate the extent of the Tarapur G gas discovery before the submission of a further two-well appraisal program to the GOI under the terms of the PSC.  The Tarapur 6 well was drilled to a total vertical depth (TVD) of 1,795 meters.  After a hydraulic fracture stimulation, the Tarapur 6 flowed oil at a rate of 600 barrels of oil per day.  GSPC, upon completion of testing, declared this well to be a separate oil discovery within a separate fault block.

On May 25, 2007 GSPC commenced drilling the Tarapur 4 well which was drilled to a TVD of 1,901 meters and logged and cased.  The Cambay shale section was tested by perforating 30.0 net meters over the interval 1,790.0 to 1,849.0 meters.  The zone was found to be oil bearing, and GSPC is awaiting a workover rig to stimulate the well in order to increase the flow of oil.

Both the Tarapur 6 and the Tarapur 4 wells were drilled to originally appraise the Tarapur G gas discovery in adjoining fault blocks.  However, both wells turned out to be oil bearing establishing a fault separating Tarapur G from Tarapur 6 and Tarapur 4 to be sealing in nature.  As such, the gas discovery at Tarapur G was confined to the Tarapur G fault block only.

Two previous wells, the TS-4 and TS-5 were drilled to a TVD of 2,844 and 3,007 meters, respectively.  The TS-4 and TS-5 wells have been suspended and are currently awaiting a higher capacity drilling rig to deepen each of the wells by approximately 300 meters each.  GSPC then intends to utilize a workover rig to test zones currently identified, along with any potential zones encountered in the deepening of the TS-4 and TS-5 wells.

The TS-1 well commenced drilling on July 23, 2007 and was drilled vertically to a TVD of 2,850 meters.  As at December 3, 2007 this well is currently being tested with a workover rig.

The TS-7 well was drilled to a total depth of 3,420 meters MD.  As at December 3, 2007 the well is currently awaiting a workover rig for testing.

The TO-1 well commenced drilling October 3, 2007 and has been drilled directionally to a TD of 2,654 meters MD (2,502 meters TVD).  As at December 3, 2007, the well is being logged.

The TD-2 well commenced drilling October 25, 2007 and has been drilled directionally to a TD of 1,940 meters MD (1,803 meters TVD).  As at December 3, 2007, the well has been logged and is currently being cased to TD.

The TD-3 well commenced drilling November 2, 2007 and as at December 3, 2007, has been drilled directionally to a depth of approximately 1,800 meters MD.

GSPC as operator, on behalf of the consortium partners has submitted an application for an extension beyond Phase III of the PSC for an additional twelve months to November 22, 2008 to complete an additional work program of drilling four wells under the GOI new extension policy.  The consortium also agreed that it would provide a 35% bank guarantee of US$3.1 million and a 30% cash payment of US$2.7 million for this additional work programme.  GOI consent to this application has not yet been approved or received.

Sanand/Miroli Block
On November 8, 2007 the Government of India (“GOI”) approved, under certain terms and conditions, the extension of the first phase of exploration relating to the PSC for the Sanand/Miroli Block for a period of one year.  As such, GSPC has until July 28, 2008 to complete the drilling of 12 exploratory wells under the Phase I minimum work program, of which, six have been drilled.

As of December 3, 2007, of the six wells drilled on this block, four are planned for testing with a workover rig (M-1, SE-2, SE-3 and SE-4) and two (M-2, M-4) have been abandoned.

The GOI has been made aware of a hydrocarbon discovery in the M-1 well in accordance with the terms of the PSC.  All four zones tested in the M-1 well were oil bearing intervals.  The uppermost interval was hydraulically fractured and flowed oil at 106 barrels of oil per day (BBL/D).  The remaining three oil bearing intervals in M-1 well are planned to be stimulated using hydraulic fracture stimulation with a workover rig.

The Dalma MR#4 Rig commenced drilling the SE-4 well on July 12, 2007, which was drilled to a TVD of 2,340 meters. The same rig spud the SE-3 well on August 15, 2007.  The SE-3 well was drilled to 2,046 meters MD; however, because of mechanical problems, while pulling the drill string out of the hole, a decision was made to set a bridge plug at a depth of 975 meters and whip stock the well from that depth.  The bridge plug was set and the SE-3 exploration well was drilled directionally to a total depth of 1,794 meters TVD (2,078 meters MD).  As at December 3, 2007, the SE-3 well is being tested with a workover rig.

The John 1500 HP Rig commenced drilling the SE-2 well on July 29, 2007 which was drilled to a depth of 2381 meters TVD (2,370 meters MD).  As at December 3, 2007, this well is currently being tested with a workover rig.

Ankleshwar Block
As at September 30, 2007 we have incurred costs of approximately $700,000 on the Ankleshwar Block for our 10% participating interest to acquire, process and interpret 448 sq kms of 3-D seismic and reprocess 650 LKM’s of 2-D seismic.  The venture anticipates commencing the drilling of the first of fourteen wells in the first calendar quarter of 2008.

Mehsana Block
As at December 3, 2007, three wells (CB-2, CB-3 and CB-3A) have been drilled on this block and one well (CB-1) is currently drilling.  Of the three wells drilled, two wells (CB-2 and CB-3) have been abandoned and one well (CB-3A) is awaiting a workover rig for testing.

The CB-3A well, which commenced drilling on July 31, 2007, was drilled to a total depth of 2,451 meters TVD (2,620 meters MD).   Jubilant notified the GOI that based upon the drilling data, mud logs and wireline data, three hydrocarbon bearing intervals were interpreted to be present, and a discovery of hydrocarbons in the CB-3A well has been declared under the terms of the PSC.

The CB-1 well commenced drilling on October 17, 2007 with the Wafa Star Rig 1 and at December 3, 2007 has been drilled to a depth of approximately 1,500 meters MD.  This well is anticipated to be drilled to a total depth of 3,400 meters MD.

On October 8, 2007, Jubilant, as operator, submitted an application requesting the granting of an additional extension of the first phase of exploration for an additional 6 months from November 21, 2007 to May 20, 2008 to complete the minimum work program of drilling seven exploration wells.  Final consent to this extension is awaiting GOI approval.
.About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise, and Rajasthan basin areas.

More detailed information about GeoGlobal’s third quarter financial results and exploration activities can be found on Form 10-Q for September 30, 2007 on the Company’s web site at www.geoglobal.com or at www.sec.gov/index.htm
Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The Company’s forward looking statements include, among others, its statements and estimates as to
• the likelihood that recoverable hydrocarbon reserves may exist in the geographic areas in which the Company has an interest and the quantity, if any, of those reserves and when, if ever, the Company may realize revenues from any reserves that are established ,
• the cost and likelihood of success of the parties in fulfilling the work commitments under the production sharing contracts to which the Company is a party,
• the timing of activities under the production sharing contracts and the ability of the related work commitments to be fulfilled and completed within the times contemplated by the productions sharing contracts,
• the availability of drilling rigs, personnel and other services and equipment at acceptable and reasonable prices to fulfill the work commitments,
• the ability of those drilling rigs to perform to meet expectations in the temperature, pressure and depth conditions to which they are subjected,
• the ability of the operator under the production sharing contracts to complete successful wells and to market and deliver any hydrocarbons produced, and
• the availability of funds in the amounts required and at the times required to fulfill the Company’s participation interest obligations in pursuing these exploration activities and the Company’s ability to obtain in a timely manner all required consents, waivers and extensions from the DGH or GOI as and when required to maintain compliance with the Company’s PSCs.

 Each of the PSCs to which we are a party to contain provisions regarding the fulfillment of specified work commitments by certain dates.  While, where considered appropriate, applications have been made for relief, extensions or the merger of work phases, as is further described below, there can be no assurance that the relief requested will be granted

There can be no assurance as to the outcome of these activities that are described as forward looking. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities or the commercially productive success of any of its wells, all of which involve risks and uncertainties. The exploration blocks in which the Company has an interest are highly speculative exploration opportunities and pursuing the development of the exploration blocks involves material risks to the Company and its investors. Additional risks and uncertainties may arise out of seeking to do business overseas where political and other world events may disrupt the Company's plans, intentions and expectations. There can be no assurance that GSPC may not be successful in its previously disclosed efforts to obtain payment from the Company on account of exploration costs it has expended on the KG Offshore Block for which it asserts the Company is liable or that efforts to resolve the differences between the Company and GSPC can be resolved amicably. The presence of hydrocarbon reserves on adjacent or contiguous properties is no assurance or necessary or probable indication that hydrocarbons will be found in commercially marketable quantities on the exploration blocks in which the Company holds an interest.

The Company’s PSCs relating to its India exploration blocks provide that by the end of the various exploration phases the contracting parties shall have fulfilled certain specified minimum work commitments. The PSCs also have provisions for termination of the PSC on account of various reasons specified therein including material breach of the contract. This failure to timely complete the minimum work commitment may be deemed to constitute such a breach. The termination of a PSC by the GOI would result in the loss of the Company’s interest in the PSC other than contract areas of the PSC determined to encompass "commercial discoveries". The Company’s PSCs for the KG Offshore Block, the Sanand/Miroli Block and the Mehsana Block where phase one minimum work commitments were not timely fulfilled, have not been determined to encompass commercial discoveries. In the event a PSC is terminated by the GOI, or in the event the work program is not fulfilled by the end of the relevant exploration phase, the PSC provides that each party to the PSC is to pay to the GOI its participating interest share of an amount which is equal to the amount that would be required to complete the minimum work program for that phase. Although GSPC and Jubilant, on behalf of the contracting parties, are seeking relief under GOI procedures from the consequences of failure to timely complete these minimum work commitments, there can be no assurance that these efforts will be successful in that regard. Additional important risk factors are described in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-Q and 10-QSB. The filings may be viewed at http://www.sec.gov and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Scott Kelly, Sr. Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x322 Fax: +1 416 815-0080 Email: skelly@equicomgroup.com